                                                                    EXHIBIT 10.3

                 CHANGE OF CONTROL AGREEMENT FOR SENIOR MANAGERS

      AGREEMENT by and between The Greenbrier Companies, Inc., a Delaware corporation (the "Company"), and ________________ (the "Executive"), dated as of the ____ day of ________________, 200___.

      The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility or occurrence of a Change of Control (as defined in Section 2) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or potential Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any pending or potential Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

      NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    CERTAIN DEFINITIONS.

      (a) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

      (b) The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2.    CHANGE OF CONTROL.

For the purpose of this Agreement, a "Change of Control": shall mean the occurrence of any of the following:

      (a) The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d - 3 promulgated under the Exchange Act) of 50 percent or more of the stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of the Company (irrespective of whether at the time stock of any class or classes of the Company shall have or might have voting power by reason of the happening of any contingency); provided, however, that for purposes of this subsection (a), the following acquisitions will not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company or a subsidiary of the Company; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

      (b) The individuals who, as of the date of this Agreement, are the members of the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute a majority of the Board, unless the election or appointment, or nomination for election or appointment, of any new member of the Board was approved by a vote of a majority of the Incumbent Board of Directors, then such new member shall be considered as though such individual were a member of the Incumbent Board.

      (c) The consummation of a merger or consolidation involving the Company if the stockholders owning the capital and profits ("ownership interests") of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50 percent of the combined voting power or ownership interests of the Company, or the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power or ownership interests outstanding immediately before such merger or consolidation.

      (d) The sale or other disposition of all or substantially all of the assets of the Company.

      (e) The dissolution or the complete or partial liquidation of the Company.

3.    TERMINATION OF EMPLOYMENT.

      (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Change of Control Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Change of Control Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement

                                                     Change of Control Agreement
                                                                          Page 2
as to acceptability not to be withheld unreasonably).

      (b) CAUSE. The Company may terminate the Executive's employment during the Change of Control Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) a willful and continued failure to perform substantially the Executive's duties with the Company, other than such failure (A) resulting from Executives' Disability or incapacity due to bodily injury or physical or mental illness; or (B) for which a demand for substantial performance is delivered to Executive which specifically identifies the manner in which Executive has not substantially performed Executive's duties and provides a 30-day period during which time Executive may take corrective actions, which period of time has not yet expired; or (ii) the conviction of the Executive (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Executive's ability to perform substantially the Executive's duties for the Company.

      (c) GOOD REASON; WINDOW PERIOD. The Executive's employment may be terminated (i) during the Change of Control Period by the Executive for Good Reason or (ii) during the Window Period by the Executive without any reason. For purposes of this Agreement, the "Window Period" shall mean the 30 - day period immediately following the first anniversary of the Effective Date. For purposes of this Agreement, "Good Reason" shall mean:

                  (A) A material change in Executive's status, positions, duties or responsibility as an executive of the Company as in effect immediately prior to the Effective Date which may reasonably be considered to be an adverse change, except in connection with the termination of Executive's employment for Cause or due to Disability or death, or resulting from Executive's decision for any reason other than for Good Reason;

                  (B) A reduction by the Company of Executive's base salary exceeding 5 percent of Executive's prior year's base salary (or an adverse change in the form or timing of the payment thereof) as in effect immediately prior to the Effective Date;

                  (C) A reduction by the Company of Executive's annual bonus exceeding 20 percent of Executive's prior year's annual bonus (unless such reduction relates to the amount of annual bonus payable to Executive for the achievement of specified performance goals, or to the attainment of profitability levels of the Company or certain of its subsidiaries, and the non-achievement of such goals and/or the non-attainment of profitability levels of the Company or certain of its subsidiaries, is the reason for the reduction in Executive's annual bonus compared to the prior year's bonus);

                  (D) the Company's requiring the Executive to be based at any office more than 35 miles from where Executive's office is located immediately prior to the Effective Date;

                  (E) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                  (F) any failure by the Company to comply with and satisfy Section

                                                     Change of Control Agreement
                                                                          Page 3

      11(c), provided that such successor has received at least ten days' prior written notice from the Company or the Executive of the requirements of
      Section 11(c).

For purposes of this Section 3(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

      (d) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive without any reason during the Window Period or for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

      (e) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

4.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.

      (a) GOOD REASON OR DURING THE WINDOW PERIOD; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Change of Control Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment either for Good Reason or without any reason during the Window Period:

            (i) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                  (A) the Executive's Base Salary through the Date of Termination to the extent not previously paid (the amount shall be hereinafter referred to as the "Accrued Obligation"); and

                  (B) the amount equal to _______________________________ the amount of the sum of (x) the Executive's Base Salary and (y) the Average Bonus (such amount shall be hereinafter referred to as the "Severance Amount").

                                                     Change of Control Agreement
                                                                          Page 4

            (ii) "Base Salary" shall mean Executive's current annual base salary in effect at the time a Change in Control occurs. "Average Bonus" shall mean the average of the two most recent annual bonuses received by the Executive prior to the year in which a Change in Control occurs.

            (iii) For a period of _______________ years following the Date of Termination (the "Employee Benefit Continuation Period"), the Company shall continue to provide all insured and self-insured employee benefits (including, without limitation, medical, life, dental, vision and disability plans) to the Executive and/or the Executive's family reasonably similar to those which would have been provided to them in accordance with the plans, programs, practices and policies if the Executive's employment had not been terminated (such continuation of benefits shall be referred to as "Employee Benefit Continuation"). If the Executive becomes reemployed with another employer during the Employee Benefit Continuation Period and is eligible to receive medical or other employee benefits under another employer provided plan, the Company shall not be obligated to continue to provide the medical and other employee benefits described herein, to the extent that reasonably similar medical or other benefits are available to the Executive pursuant to such employer-provided plan. For purposes of Executive's rights to continuation coverage pursuant to COBRA, Executive shall be considered to have remained employed until, and Executive's COBRA rights shall be triggered by, the end of the Employee Benefit Continuation Period. "COBRA" refers to the Consolidated Omnibus Budget Reconciliation Act of 1985.

            (iv) All unvested stock options and restricted stock grants held by Executive shall become fully vested and exercisable as of the Date of Termination.

            (v) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other peer executives of the Company and its affiliated companies and their families during the 90 - day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

      (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Change of Control Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination); and (ii) the timely payment or provision of the Employee Benefit Continuation and Other Benefits.

      (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Change of Control Period, this Agreement shall terminate

                                                     Change of Control Agreement
                                                                          Page 5
without further obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination); and (ii) the timely payment of provision of the Employee Benefit Continuation and Other Benefits.

      (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated for Cause during the Change of Control Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination to the extent previously unpaid. If the Executive terminates employment during the Change of Control Period, excluding a termination either for Good Reason or without any reason during the Window Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

5.    NON-COMPETITION AGREEMENT.

The Company's obligations under this Agreement are expressly conditioned upon and subject to Executive having executed and remaining in compliance with the terms of a non-competition agreement in favor of the Company and its subsidiaries in a form acceptable to the Company.

6.    NON-EXCLUSIVITY OF RIGHTS.

Except as provided in Sections 4(a)(ii), 4(b) and 4(c), nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice of program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.    FULL SETTLEMENT; RESOLUTION OF DISPUTES.

      (a) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 4(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee

                                                     Change of Control Agreement
                                                                          Page 6
of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in section 7872(f)(2)(A) of the Internal Revenue Code (the "Code").

      (b) If there shall be any dispute between the Company and the Executive
(i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4(a) as though such termination were by the Company without Cause, or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

8.    LIMITATION ON PAYMENTS AND BENEFITS.

Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with the Agreement, together with any other payments or benefits which the Executive has the right to receive from the Company or any entity which is a member of an "affiliated group" (as defined in section 1504(a) of the Code without regard to section 1504(b) of the Code) of which the Company is a member constitute an "excess parachute payment" (as defined in section 280G(b) of the Code), the payments or benefits to be made or provided in connection with this Agreement will be reduced to the extent necessary to prevent any portion of such payments or benefits from becoming nondeductible by the Company pursuant to section 280G of the Code or subject to the excise tax imposed under section 4999 of the Code. The determination as to whether any such decrease in the payments or benefits to be made or provided in connection with this Agreement is necessary must be made in good faith by a nationally recognized accounting firm (the "Accounting Firm"), and such determination will be conclusive and binding upon Executive and the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. In the event that such a reduction is necessary, Executive will have the right to designate the particular payments or benefits that are to be reduced or eliminated so that no portion of the payments or benefits to be made or provided to Executive in connection with the Agreement will be excess parachute payments subject to the deduction limitations under section 280G of the Code and the excise tax under section 4999 of the Code.

9.    CONFIDENTIAL INFORMATION.

                                                     Change of Control Agreement
                                                                          Page 7

The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

10.   NONDISPARAGEMENT; COOPERATION.

      (a) Executive agrees not to disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations. Executive shall respond accurately and fully to any question, inquiry or request for information when required by legal process, notwithstanding the foregoing.

      (b) During the Change of Control Period and during the twelve month period following the Date of Termination, Executive will cooperate with the Company in responding to the reasonable requests of the Board, the Company's or its General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive's cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of Executive's cooperation with the obligations described in this Section 10(b), within 30 days of the presentation of appropriate documentation thereof, in accordance with the Company's standard reimbursement policies and procedures.

11.   SUCCESSORS.

      (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                                                     Change of Control Agreement
                                                                          Page 8

      (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.   MISCELLANEOUS.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      IF TO THE EXECUTIVE:

      [insert appropriate address]

      IF TO THE COMPANY:

               The Greenbrier Companies, Inc.
      Attention: Human Resource Manager
      One Centerpointe Drive, Suite 200
      Lake Oswego, OR  97035

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(A) - (E), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                                                     Change of Control Agreement
                                                                          Page 9

      (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive's employment with the Company terminates, then the Executive shall have no further rights under this Agreement.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE GREENBRIER COMPANIES, INC.

By: __________________________________

      Its: ___________________________

EXECUTIVE:

      _________________________________
      Name

                                                     Change of Control Agreement
                                                                         Page 10